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Amy Wakeham
IR@greatbatch.com
214.618.4978

Media Relations:
Kelly Butler
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FOR IMMEDIATE RELEASE	214.618.4978

Integer Names Jeremy Friedman Chief Operating Officer
FRISCO, TEXAS, Oct. 10, 2016 – Integer Holdings Corporation (NYSE: ITGR), a leading medical device outsource (MDO) manufacturer, today announced that Jeremy Friedman has been named Executive Vice President and Chief Operating Officer. In this newly established role, Mr. Friedman will have responsibility for the Company's Advanced Surgical & Orthopedic, Cardio & Vascular and Cardiac Rhythm Management & Neuromodulation product categories as well as the Supply Chain, Lean Enterprise, and Enterprise Health, Safety & Security functions. He will report directly to President and Chief Executive Officer Thomas J. Hook.

“Jeremy brings tremendous knowledge and experience to this role, having previously served as COO for a subsidiary of one of the world's largest contract manufacturing companies, where he led the turnaround of a business comprised of 10,000 employees in 17 countries,” said Thomas J. Hook, Integer’s president and CEO. “He is charged with leading our company through the largest acquisition in our history, making us one of the largest medical device outsource manufacturers in the industry. Jeremy will apply his in-depth understanding of lean principles to maximize our integration efforts and strengthen our position in the marketplace.”

“Through our recent acquisition we combined two strong industry leaders and Integer is positioned better than ever for long-term growth and success. My vision as COO for Integer is to create a strategic advantage and drive revenue growth by further improving upon our strong operational and quality performance to demonstrably exceed our customers’ expectations,” said Mr. Friedman.

Mr. Friedman has been with the company since 2007, most recently serving as President of the Cardio & Vascular product category. Prior to that he held numerous finance and operating executive leadership roles – including three previous COO positions in a variety of industries. He holds an MBA from Harvard University with a concentration in Finance and General Management and a bachelor’s degree from Haverford College.

John Harris, VP of Operations, will assume the additional role of Interim President of the Cardio & Vascular product category while the company searches for Mr. Friedman’s successor.

About Integer
Integer Holdings Corporation (ITGR) is one of the largest medical device outsource (MDO) manufacturers in the world serving the cardiac, neuromodulation, orthopedics, vascular, advanced surgical and portable medical markets. The company provides innovative, high-quality medical technologies that enhance the lives of patients worldwide. In addition, it develops batteries for high-end niche applications in energy, military, and environmental markets. The company's brands include Greatbatch Medical, Lake Region Medical and Electrochem. Additional information is available at www.integer.net